Exhibit 99.1

                     SONO-TEK ANNOUNCES ITS ANNUAL EARNINGS

    MILTON, N.Y., May 31 /PRNewswire-FirstCall/ -- Sono-Tek Corporation (OTC Bulletin Board: SOTK) today announced sales of $5,803,586 for the year ended February 28, 2005 compared to sales of $3,501,594 for the same period last year, an increase of 66% or $2,301,992. The increases in sales are due to a geographical expansion of the markets that the Company serves as well as diversification of the Company's product lines beyond electronics to include applications in the medical, industrial coatings, and nanotechnology areas. For the year ended February 28, 2005, the Company had operating income of $835,673 compared to $359,504 last year and net income of $795,302 compared to $785,229 last year. Most significantly, the Company had income before income taxes of $807,302 for the year ended February 28, 2005 compared to $201,339 last year, a 400% increase in profitability (the net income for the preceding year included a $583,890 tax benefit, resulting from the recognition of a deferred tax asset). The Diluted Earnings per Share was $.07 for the year ended February 28, 2005, compared to $.07 for the year ended February 29, 2004, which included the deferred tax benefit noted above.

    The Company's balance sheet is greatly improved from last year at this time with liabilities reduced from $1,898,247 at February 29, 2004 to $1,134,557 at February 28, 2005, and shareholders' equity improved from $586,847 at February 29, 2004 to $2,305,511 at February 28, 2005. Important factors in this improvement were improving operating income and additional equity investments in the Company.

    According to Dr. Christopher L. Coccio, Sono-Tek's CEO and President, "The Company has continued to advance the application of its proprietary ultrasonic atomization technology both to both new geographical areas and new technical applications. We are continuing to develop new coating systems to further enhance our position in the medical device, and plate glass manufacturing industries, and we are involved in application trials in the textile and food industry which represent future opportunities for the Company." Dr. Coccio also indicated that the results for the first quarter of the current fiscal year, which ends May 31, 2005, has continued the higher level of sales experienced in recent quarters. These results will reviewed and released in mid-July, 2005.

    For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit The Company's website at http://www.sono-tek.com

    Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality, and reliability.

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    This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.

                              Sono-Tek Corporation

                             Selected Financial Data

                                                             Year Ended
                                                    ----------------------------
                                                    February 28,    February 29,
                                                        2005            2004
                                                    ------------    ------------
Net Sales                                           $  5,803,586    $  3,501,594

Operating Income                                    $    835,673    $    359,504

Income before Income Taxes                          $    807,302    $    201,339

Income Tax (Expense)/Benefit                        $    (12,000)   $    583,890

Net Income                                          $    795,302    $    785,229

Basic Earnings per Share                            $       0.07    $       0.08

Diluted Earnings per Share                          $       0.07    $       0.07

Weighted Average Shares - Basic                       11,708,331       9,248,175

Weighted Average Shares - Diluted                     12,006,170      11,414,584

SOURCE  Sono-Tek Corporation
    -0-                             05/31/2005
    /CONTACT: Christopher L. Coccio of Sono-Tek Corporation, +1-845-795-2020/ /Web site: http://www.sono-tek.com/